KH FUNDING COMPANY

Investment Accounts and Loans

10801 Lockwood Drive • Suite 370 • Silver Spring, MD 20901
Voice 301-592-8100 • Fax Line 301-592-8145
Toll Free 1-800-282-0751

March 1, 2010

Dear Investor,

You should have recently received an acceleration notice and a subsequent update from Wells Fargo Bank, National Association, as trustee under our Indenture, with respect to your investor note issued by KH Funding Company. Because of this acceleration, we are unable to honor any redemption requests or make any interest or other payments on any of our investor notes, including yours. The acceleration and our inability to make payments at this time are due to our existing payment default under certain investor notes.

We find ourselves in extraordinarily challenging economic times. We are nevertheless committed to you and our other investors and are exploring with the trustee the possibility of developing and implementing a plan that will allow us to continue as a going concern, either through the rescission of the acceleration and the curing of our default or through a restructuring of our obligations. There can be no assurance, however, that we will be successful in our endeavors. Several factors beyond our control will affect the resolution of our current default and the future of the Company, including, without limitation, the trustee's decisions as to the best course of action, the economy, our prospects for raising capital in the future, and the sentiments of our note holders.

We apologize for our current state of affairs and ask that you continue to work with us through these difficult times. We thank you greatly for your understanding and continued patience. We intend to work closely with the trustee to provide you with periodic updates about our situation.

Very truly yours,

RLHarris

Robert L. Harris
President

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to the plans, objectives, expectations and intentions of the Company and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of the Company and are subject to significant business and economic uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.